Exhibit 10.22

LABORATORY CORPORATION OF AMERICA HOLDINGSDEFERRED
COMPENSATION PLAN

(Effective January 1, 2002)

PURPOSE OF THE PLAN

        Laboratory Corporation of America Holdings (the “Company”) hereby establishes, effective January 1, 2002, a nonqualified deferred compensation plan for the benefit of certain of the Company’s employees known as the Deferred Compensation Plan (the “Plan”). The purpose of the Plan is to provide certain eligible employees of the Company with the opportunity to receive certain deferred compensation made on their behalf by the Company in the absence of certain restrictions and limitations in the Code.

        The Plan is an “employee pension benefit plan” within the meaning of ERISA. However, the Plan is unfunded and maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3, and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).

ARTICLE I
DEFINITIONS

        Section 1.1. Definitions. For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning.

(a)	“Account” shall mean the bookkeeping account maintained by the Company on behalf of each Participant pursuant to this Plan.

(b)	“Account Crediting Options” shall mean the investment funds, which may include life insurance policies, selected by the Company, in its sole discretion, within which the Accounts will be hypothetically invested as set forth in Section 4.4.

(c)	“Administrator” shall mean the Administrator as defined in Article VI, provided, however, that if the Administrator has delegated any of its powers or duties, a reference to the Administrator herein will be deemed to be a reference to the Administrator’s delegate.

(d)	“Affiliated Employer” shall mean any business entity, whether or not incorporated, which at the time of reference controls, is controlled by, or is under common control with the Company (within the meaning of Sections 414(b) and (c) of the Code, or which must be taken into account as if it were an Employer under Sections 414(m) or (o) of the Code).

(e)	“Beneficiary” or “Beneficiaries” shall mean the person or persons designated by the Participant in accordance with the provisions of this Plan as being entitled to receive any benefit payable under the Plan.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)	“Company” shall mean Laboratory Corporation of America Holdings.

(i)	“Company Contributions” shall mean the amounts, as determined by the Company or an Affiliated Employer on an annual basis based on the provisions of Section 3.2 of this Plan, credited by the Employer to the Account of each Participant.

(j)	“Compensation” shall mean base pay and the Employee’s Management Incentive Bonus. Base pay includes wages as defined in Section 3401(a) of the Code and all other payments for compensation paid to an Employee by the Employer (in the course of the Employer’s trade or business), excluding reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, overtime, and bonuses (other than the Management Incentive Bonus), but including amounts that are otherwise excludable from the gross income of the Participant under a deferral election by reason of the application of Sections 125 or 402(e)(3) of the Code.

(k)	“Deferral Contributions” shall mean the amounts, as determined by the Participant on an annual basis based on the provisions of Section 3.1 of this Plan, credited by the Employer to the Account of each Participant.

(l)	“Early Retirement Date” shall mean any date on or after a Participant both attains the age of fifty-five (55) with ten (10) years of service and has terminated his employment with the Employer, either voluntarily or involuntarily, for any reason.

(m)	“Effective Date” shall mean the date on which this Plan becomes effective, January 1, 2002.

(n)	“Eligible Employee” shall mean an employee who has been designated by the Company, pursuant to Section 2.1, as eligible to make contributions to the Plan and receive Company Contributions to the Plan.

(o)	“Employee” shall mean any common-law employee of the Company or Affiliated Employers.

(p)	“Employer” shall mean Laboratory Corporation of America Holdings and each Affiliated Employer. Unless the context otherwise requires, “the Employer” shall mean Laboratory Corporation of America Holdings.

(q)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(r)	“Management Incentive Bonus” shall mean the bonus given to members of management based on various economic factors including, but not limited to, the profitability of the Employer. The Management Incentive Bonus is given at the discretion of the Employer.

(s)	“Participant” shall mean each Employee who is eligible to participate and has been selected for participation in the Plan and who has become a Participant pursuant to Article II. Any Employee who is a Plan Participant and whose employment terminates with the Employer for any reason other than retirement, death, or disability shall receive a lump sum payment and will no longer be considered a Participant. Upon a Participant’s retirement, death, or disability, an individual (or his Beneficiary) shall remain a Plan Participant for as long as the Employee has any balance in his Account.

(t)	“Plan” shall mean the Laboratory Corporation of America Holdings Deferred Compensation Plan, as set forth herein and as may be amended or restated from time to time.

(u)	“Plan Administrator” means the Board or such other person or persons as the Board may delegate from time to time to perform such function.

(v)	“Plan Year” means the calendar year ending December 31.

(w)	“Retirement Date” shall mean any date on or after a Participant both attains the age of sixty-five (65) and has terminated his employment with the Company, either voluntarily or involuntarily, for any reason.

(x)	“Trust” shall mean the trust fund established pursuant to the terms of the Plan.

(y)	“Trustee” shall mean the corporation named in the agreement establishing the Trust and such successor and/or additional trustees as may be named in accordance with the Trust Agreement.

        Section 1.2. Gender and Number. As required by context, an expression in the singular may be deemed to refer to the plural and vice versa. A word in the masculine gender will be deemed also to include the feminine.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

        Section 2.1. Eligibility. Employees who are eligible for participation in the Plan are certain key employees who are a part of a select group of management or highly compensated employees, as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1), and whom the Company has designated or may designate as eligible to participate in the Plan at its discretion. Employees must also be subject to the income tax laws of the United States in order to be eligible for participation in the Plan.

        The Company shall designate one or more individuals to elect Eligible Employees for participation in the Plan and shall notify each Eligible Employee of his selection for participation. Subject to the provisions of Section 2.3, an Eligible Employee must meet the eligibility requirements each Plan Year. The Company may terminate an Employee’s participation in the Plan at any time in its sole discretion.

        Section 2.2. Commencement of Participation. An Employee shall become an Eligible Employee when the Company grants eligibility effective as of the date determined by the Administrator in its discretion. An Eligible Employee shall become a Participant when he elects to defer income into the Plan or the Plan receives Company Contributions for his benefit.

        Section 2.3. Termination of Participation. Once an Eligible Employee has become a Participant in the Plan for a Plan Year, participation shall continue until the first to occur of (a) payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan, (b) the occurrence of an event specified in Section 2.4 which results in loss of benefits, or (c) termination of the individual’s participation pursuant to Section 2.1 or Section 9.4.

        Section 2.4. Missing Persons. If the Company is unable to locate the Participant or his Beneficiary for purposes of making a distribution, the amount of the Participant’s benefits under the Plan that would otherwise be considered as nonforfeitable shall be forfeited effective four (4) years after (a) the last date a payment of said benefit was made, if at least one such payment was made, or (b) the first date a payment of said benefit was directed to be made by the Administrator pursuant to the terms of the Plan, if no payments have been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

        Section 2.5. Relationship to Other Plans. Participation in the Plan shall not preclude the Participant from participating in any other fringe benefit program or plan sponsored by the Employer for which such Participant would otherwise be eligible.

ARTICLE III
CONTRIBUTIONS AND VESTING

        Section 3.1. Deferral Contributions. Each Participant may elect to execute a salary deferral election with the Employer to reduce his compensation by a specified percentage, not exceeding 50%, equal to a whole number multiple of one (1) percent. Such election shall become effective as soon as administratively feasible after the Administrator’s receipt of the properly completed salary deferral election which day shall always be the first day of a full payroll period. Elections shall be made in writing on a form provided by the Administrator and shall be delivered to the Employer at the time and in the manner specified by the Administrator. An election once made will remain in effect until a new election is made. A new election will be effective as of the first day of the following Plan Year or as soon as administratively feasible thereafter which day shall always be the first day of a full payroll period and will apply only to Compensation payable with respect to services rendered after such date. Amounts credited to a Participant’s Account prior to the effective date of any new election will not be affected and will be paid in accordance with the prior election. In no event may the amount which a Participant elects to defer for any Plan Year be less than five thousand dollars ($5,000). The Employer shall credit an amount to the Account maintained on behalf of the Participant corresponding to the amount of said reduction. Under no circumstances may an election to defer Compensation be adopted retroactively. A Participant may not revoke an election to defer Compensation for a Plan Year during that year.

        Each Participant may elect to have a percentage of his Management Incentive Bonus otherwise payable to him during each Plan Year contributed to the Plan on his behalf. This election must be made prior to the time that services related to the Management Incentive Bonus are rendered. For example, if a Management Incentive Bonus is provided for services rendered in 1990, then the election to defer any portion of this bonus must be made prior to 1990. This is true even if the bonus is not actually paid out until 1991.

        The Employer shall post to the Account of each Participant the amount of the Management Incentive Bonus deferred on the Participant’s behalf, as designated by the Participant’s deferral election in effect for that Plan Year. The amount deferred from the Participant’s Management Incentive Bonus shall be posted to his Account at the time the Management Incentive Bonus would otherwise have been paid to the Participant.

        Section 3.2. Company Contributions. At such time as an Employee becomes a Participant pursuant to Article II, the Employer may make contributions to the Participant’s Account as determined by the Employer in its sole discretion.

        The Employer may, in its sole discretion, contribute such additional amounts, if any, to the Account of any one or more Participants as the Employer may determine.

        All contributions which the Employer may make under this Section 3.2 must constitute reasonable compensation for the services rendered under Section 162 of the Code.

        Section 3.3. Contribution Timing. Notwithstanding the date that Company Contributions and Deferral Contributions are credited to a Participant’s Account, a Participant’s Account shall not begin to be credited with investment gains and losses until such time as the Company Contributions and Deferral Contributions are actually transferred to the Participant’s Account or as otherwise determined by the Company.

         Section 3.4. Vesting. A Participant shall always be one hundred percent (100%) vested in his Account balance.

ARTICLE IV
ACCOUNTS AND INVESTMENTS

        Section 4.1. Establishment of Recordkeeping Accounts. A separate Account shall be maintained for each Participant. Such Account shall be credited with Deferral Contributions and Company Contributions made by the Employer, if any, pursuant to this Plan and credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to this Article of the Plan.

        Section 4.2. Subaccounts. Within each Participant’s Account, separate subaccounts shall be maintained to the extent the Employer deems necessary or appropriate for the administration of the Plan.

        Section 4.3. Hypothetical Nature of Accounts. The Accounts established under this Article shall be hypothetical in nature and shall be maintained for recordkeeping purposes only so that hypothetical gains or losses on Deferral Contributions and Company Contributions, if any, made to the Plan can be credited (or charged, as the case may be).

        All amounts credited to a Participant’s Account are at all times assets and property of the Employer and subject to the claims of the Company’s creditors. No Participant or Beneficiary shall have any incidents of ownership in the Account or in amounts credited to the Account. A Participant’s or Beneficiary’s position with respect to payment of benefits under the Plan is that of a general unsecured creditor of the Plan. The Plan established hereunder shall not hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Employer. Any liability of the Employer to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan.

        Section 4.4. Investment Gains or Losses. Account Crediting Options will be determined by the Company in its sole discretion, except that they are hypothetical in nature and no funds are actually held in the Plan. Account Crediting Options determine the hypothetical gain or loss to be reflected in the Participant Accounts. The Company specifically retains the right to change the Account Crediting Options at any time, in its sole discretion.

        The Participants and their Beneficiaries may be given the opportunity to allocate their Account balance among the Account Crediting Options as provided by the Plan. The Company is neither required nor obligated to accept a Participant’s or Beneficiary’s allocation of his Account among the Account Crediting Options. Subject to the Company’s exercise of its discretion, a Participant or Beneficiary may change the allocation of his Account in accordance with the investment procedure established by the Company in its sole discretion, but in no event may a Participant change the allocation of his Account more frequently than monthly. A Participant or Beneficiary may allocate and reallocate his entire Account among the Account Crediting Options in accordance with the then existing investment procedure. The Company may amend or modify the investment procedure at any time in its sole discretion.

        Any amounts added to or subtracted from a Participant’s Account on any given day will be converted to hypothetical share equivalents (“Hypothetical Shares”) based on the daily closing price on said date (“Share Price”) for any given Account Crediting Option. Any life insurance policies held in an Account will be valued in a similar manner. For example, a contribution transferred to a Participant’s Account on January 3 will use the daily closing price for January 3 for each Account Crediting Option affected. As a result, the Accounts will always be at least one day behind. Hypothetical Shares shall be carried on the Plan’s records and reported to the Participants in the manner determined by the Company.

        Section 4.5. Hypothetical Gains or Losses. Any hypothetical dividends, capital gains, and any other income or share activity will be reflected in the Account Crediting Options. The timing of these will be the same as for the funds on which each Account Crediting Option is based.

        The gain or loss on Participant Accounts will be calculated each business day except as otherwise determined by the Company in its sole discretion. The Share Price shall determine each Account Crediting Option’s hypothetical value, based on the number of shares within the Account for any given Account Crediting Option. Account balances that are given to Participants on a given day will be based on the closing price of the previous business day.

ARTICLE V
DISTRIBUTION OF ACCOUNT

        Section 5.1. Mandatory Distributions. A Participant shall begin receiving distributions as provided in Section 5.4 upon the first to occur of the following: his death, when he attains the Retirement Date, or Early Retirement Date, or when he is determined to be disabled.

(a)	Retirement. A Participant must elect between the Retirement Date or Early Retirement Date when he makes his initial deferral election under Section 3.1. If a Participant fails to make this election, he shall be deemed to have elected the Retirement Date. When a Participant attains the Retirement Date or Early Retirement Date, the Plan will begin to make distributions to the Participant on the first business day of the first month following the month the Participant attained the Retirement Date or Early Retirement Date (or as soon as administratively feasible after the first business day of the following month).

(b)	Death. Upon a Participant’s death, prior to attaining the Retirement Date or Early Retirement Date, the Plan will begin to make distributions to the Participant’s Beneficiary on the first business day of the month following the month of the Participant’s death (or as soon as administratively feasible after the first business day of the following month).

(c)	Disability. If prior to a Participant’s Retirement Date or Early Retirement Date, the Participant should become disabled as a result of accidental bodily injury or sickness to such an extent that he becomes wholly and continuously unable to perform his normal duties for the Employer, the Plan will begin to make distributions to the Participant on the first business day of the month following the month of the Company’s determination of the Participant’s disability (or as soon as administratively feasible after the first business day of the following month). The Company’s determination of a Participant’s disability shall be conclusive.

        At such time as a Participant or Beneficiary becomes eligible to receive distributions under this Section and at any time after these distributions have begun, a Participant or Beneficiary may petition the Company for a lump sum payment of his then remaining Account balance, which may be granted or denied at the sole discretion of the Company.

        Section 5.2. Distributions in the Event of Death. If a Participant dies after becoming eligible to receive or while receiving annual payments, the remaining annual payments will be made to his Beneficiary. If a Participant has failed to name a Beneficiary, the remaining annual payments shall be made to the Participant’s surviving spouse, if any, or if none, then to the Participant’s estate.

        If a Beneficiary dies while receiving annual payments, the remaining annual payments will be made to the Beneficiary’s estate.

        Section 5.3. Account Valuation Upon a Distribution. Before a distribution pursuant to this Article is made, the balance of a Participant’s Account shall be determined for the business day the distribution is processed for payment based on the Share Price in effect for that business day even though the distribution will be actually made as soon as administratively feasible thereafter. The Account valuation shall be made based on the vested Account balance as determined under Section 3.4.

        Section 5.4. Determination of Method of Distribution. The Participant will determine the method of distribution of benefits to himself and the method of distribution to his Beneficiary. Such determination will be made at the time the Participant makes his initial deferral election as set forth in Section 3.1. If the Participant does not determine the method of distribution to him or his Beneficiary, the method shall be a lump sum. This distribution election (including a deemed election) can be changed by a Participant once per year, but no later than one (1) year prior to the calendar year in which the Participant will attain his retirement under Section 5.1(a). When a Participant makes his initial deferral election, a Participant may elect one of the following four distribution methods:

    (1)        lump sum payment;

    (2)        annual payments over 5 years;

    (3)        annual payments over 10 years; or

    (4)        annual payments over 15 years.

The annual payments will be made on the anniversary of the Participant’s initial distribution under Section 5.1. The amount will be determined as follows. Each annual payment will be equal to a fraction of the Account balance as of the date the installment is processed for payment. The numerator of the fraction will be “1” and the denominator will be the number of years remaining in the payment schedule. The future annual payments will be annually adjusted for investment gain or loss before determining the amount of the remaining annual payments.

        Section 5.5. Designation of Beneficiary. Each Participant shall have the right to designate a Beneficiary to receive payment of his Account in the event of his death. A Beneficiary designation shall be made by executing and filing the Beneficiary designation form prescribed by the Company. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

        If no such designation is on file with the Company at the time of the death of the Participant, or such designation is not effective for any reason as determined by the Company, then the Beneficiary to receive such benefit shall be the Participant’s surviving spouse, if any, or if none, the Participant’s estate.

        Section 5.6. Other Distributions. At such time as a Participant’s employment with the Company has terminated for any reason which does not entitle him to begin receiving Section 5.1 distributions, the Participant shall receive a lump sum distribution on the first business day of the month following the month the Participant’s employment terminated (or as soon as administratively feasible after the first business day of the following month).

        Section 5.7. Hardship Withdrawals. In the event a Participant incurs an unforeseeable emergency, the Participant may make a written request to the Company for a hardship withdrawal from his Account established under the Plan. An unforeseeable emergency is a severe financial hardship to the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Determination of whether unforeseeable circumstances have arisen shall be in the Company’s sole discretion. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need as determined by the Company in its sole discretion. This Section shall be interpreted in a manner consistent with Sections 1.457-2(h)(4) and 1.457-2(h)(5) of the Treasury Regulations.

        Section 5.8. Early Distributions. Upon the application of any Participant, the Company, in accordance with its uniform, nondiscriminatory policy, shall permit such Participant to withdraw some or all of the vested portion of his Account prior to the time otherwise specified in the Plan for reasons other than financial hardship. A Participant must give a written petition of his intent to receive such distribution at least sixty (60) days (or such shorter time as permitted by the Company in its discretion) prior to the date of the distribution. If a Participant elects to receive such a distribution, a penalty shall be imposed such that the amount of the requested distribution shall be reduced by ten percent (10%), which reduction shall be permanently forfeited by the Participant.

        Section 5.9. Notice to Trustee. The Company will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Company’s notice shall indicate the form, amount, and frequency of benefits that such Participant or Beneficiary shall receive.

ARTICLE VI
ADMINISTRATION

        Section 6.1. Administrator. The Plan shall be administered by one or more individuals hereinafter referred to as the Administrator. The Administrator shall be appointed by the Board. The Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Administrator may delegate to others certain aspects of the management and operations of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing. The Administrator shall be the named fiduciary as that term is defined in Section 402(a)(2) of ERISA and the Plan Administrator as that term is defined in Section 3(16)(A) of ERISA.

        Section 6.2. General Powers of Administration. The Administrator shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Administrator shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, Beneficiaries, and any other person. The Administrator may exercise the powers hereby granted in its sole and absolute discretion. Benefits under this Plan will be paid only if the Administrator decides in its discretion that the applicant is entitled to them. The Administrator shall not be personally liable for any actions taken under this Plan unless the actions involve willful misconduct.

        Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

        Section 6.3. Costs of Administration. The costs of administering the Plan and the Trust shall be borne by the Company.

        Section 6.4. Indemnification of Administrator. The Company shall indemnify the Administrator (and any other individuals to whom are delegated Plan administrative responsibilities) against any and all claims, losses, damages, expenses, including attorneys’ fees, incurred by them and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to its willful misconduct.

        Section 6.5. Agent for Service of Legal Process. The agent for service of legal process under the Plan shall be Laboratory Corporation of America Holdings, Law Department, 430 South Spring Street, Burlington, North Carolina 27215.

ARTICLE VII
CLAIMS PROCEDURE

        Section 7.1. Claims. A person who believes that they are being denied a benefit to which they are entitled under the Plan (hereafter referred to as a “Claimant”) may file a written request for such benefit with the Administrator setting forth his claim. The request must be addressed to the Administrator at the Administrator’s then principal place of business. In making all decisions on claims, the Administrator shall apply the Plan consistently to similarly-situated individuals.

        Section 7.2. Claim Decision. Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver a written reply within that period. The Administrator may, however, extend the reply period for an additional ninety (90) days due to special circumstances. To obtain this additional ninety (90) days, the Administrator must provide written notice to the Claimant, prior to the expiration of the initial ninety-day (90-day) period, of the special circumstances requiring the extension of time and the date by which the Administrator expects a decision to be made.

        If the claim is denied in whole or in part, the Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth all of the following:

(a)	The specific reason or reasons for such denial.

(b)	The specific reference to pertinent provisions of the Plan on which such denial is based and the Claimant’s right to review the same.

(c)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary.

(d)	An explanation of the Plan’s claims review procedure under Sections 7.3 and 7.4 and the time limits applicable to such procedures.

(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

        Section 7.3. Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review the determination of the Administrator. Such request must be addressed to the Secretary of the Company, at its then principal place of business. If the Claimant does not request the Company’s Secretary to review the Administrator’s determination within such sixty-day (60-day) period, he shall be forever barred and estopped from challenging the Administrator’s determination.

        Section 7.4. Review of Decision. Following a request for review, the Secretary shall fully and fairly review the decision denying the claim. The Secretary may hold a hearing or conduct an independent investigation regarding the merits of the denied claim. The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, with reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits. Any such review of the denied claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial determination.

        The Secretary shall notify the Claimant of its decision on review within sixty (60) days after its receipt of the Claimant’s request for review. If the Secretary determines that special circumstances (such as the need to hold a hearing) require an extension of time, the Secretary shall furnish the Claimant, prior to the expiration of the initial sixty-day (60-day) period, written notice of an extension of sixty (60) days from the end of the initial sixty-day (60-day) period. The written extension notice shall indicate the special circumstances requiring the extension and the date by which the Secretary expects to render its decision on review.

        If the Secretary renders a decision on review which is adverse to the Claimant, the Secretary shall provide the Claimant with a written notice thereof. The written notice shall be prepared in a manner calculated to be understood by the Claimant and shall set forth (a) the specific reason or reasons for the adverse decision, (b) reference to the specific Plan provisions on which the determination is based and the Claimant’s right to review said provisions, (c) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim, and (d) the Claimant’s right to bring a civil action under ERISA Section 502(a).

        For all purposes under the Plan, such decision on claims where no review is requested and decisions on claims where review is requested shall be final, binding, and conclusive on all interested parties.

        To the extent permitted, notice of a claim decision may be provided by electronic notification. Any such electronic notification shall comply with the standards imposed by Department of Labor (DOL) Regulation 2520.104b-1(c)(1)(i), (iii), and (iv).

        All actions set forth herein to be taken by a Claimant may likewise be taken by a representative of a Claimant who is duly authorized to act on the Claimant’s behalf. The Administrator and/or the Company may require reasonable evidence of the representative’s authority to act on behalf of the Claimant.

        Any portion of this claims procedure which is contrary to or inconsistent with DOL Regulation 2560.503-1, effective January 1, 2002, shall be null and void. The remaining portions of this claims procedure shall be interpreted and applied in accordance with DOL Regulation 2560.503-1, effective January 1, 2002.

ARTICLE VIII
THE TRUST

        Section 8.1. Establishment of Trust. The Employer shall establish the Trust between the Employer and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which assets are held, administered, and managed, subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan. The Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto.

ARTICLE IX
MISCELLANEOUS

        Section 9.1. Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person and shall not be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

        Section 9.2. Non-Assignability of Benefits. No Participant, Beneficiary, or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate, or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary, or other distributee for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency, or death of such Participant, Beneficiary, or other distributee hereunder.

        The Plan shall not be required to make payments to a spouse or ex-spouse of a Plan Participant pursuant to a court order providing for the payment of alimony, separate maintenance and support, child support, property settlement or division, or equitable apportionment or division, prior to the date payments would otherwise be made to the Plan Participant as provided in the Plan.

        Section 9.3. Withholding. All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state, or federal law.

        Section 9.4. Amendment and Termination. The Board may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his Account. The Board may terminate the Plan at any time by written notice delivered to the Trustee without any liability hereunder for any such discontinuance or termination. In the event that the Plan is terminated, the balance in a Participant’s Account shall be paid to such Participant or Beneficiary in a single cash lump sum, in full satisfaction of all such Participant’s or Beneficiary’s benefits hereunder. Any such amendment to or termination of the Plan shall be in writing and signed by a member of the Board.

        Section 9.5. Information between Employer and Trustee. The Employer agrees to furnish the Trustee, and the Trustee agrees to furnish the Employer with such information relating to the Plan and Trust as may be required by the other in order to carry out their respective duties hereunder, including, without limitation, information required under the Code or ERISA and any regulations issued or forms adopted thereunder.

        Section 9.6. Unsecured General Creditor Status of Employee. Any payments to any Participant, Beneficiary, or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer. No person shall have nor acquire any interest (legal, equitable, or otherwise) in any such assets by virtue of the provisions of this Plan. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, Beneficiary, or other distributee acquires a right to receive payments from the Employer under the provisions hereof, such right shall be not greater than the right of any unsecured general creditor of the Employer. No such person shall have nor acquire any right, title, interest, or claim (legal, equitable, or otherwise) in or to any property or assets of the Employer.

        In the event that, in its discretion, the Employer purchases an insurance policy, or policies, insuring the life of the Employee, or any other property, to allow the Employer to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, Beneficiary, nor other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. No such policy, policies, or other property shall be held in any trust for a Participant, Beneficiary, or other distributee or held as collateral security for any obligation of the Employer hereunder. An Employee’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Employer and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.

        Section 9.7. Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified mail with return receipt requested, to the principal office of the Company if no other address is specifically stated in the Plan, if to the Plan Administrator or the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.

        Section 9.8. Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

        Section 9.9. Governing Laws. All provisions of the Plan shall be construed, administered, and enforced according to ERISA, to the extent governed by federal law, and by the laws of the state of North Carolina (without regard to its choice of law rules) to the extent not preempted by ERISA.

        Section 9.10. Binding Effect. This Plan shall be binding on each Participant and his heirs, devisees, and legal representatives and on the Employer and its successors and assigns.

        Section 9.11. Entire Agreement. This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

        IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this document on the fifteenth day of December 2001.

LABORATORY CORPORATION OF AMERICA HOLDINGS
By:	/s/Bradford T. Smith
Bradford T. Smith

Title:	Executive Vice President